Exhibit 4.28

LOAN EXTENSION AGREEMENT

Borrower(s):

Dougherty’s Holdings, Inc.; DOUGHERTY’S PHARMACY, INC.; Dougherty’s Pharmacy El Paso, LLC; Dougherty’s Pharmacy McAlester, LLC; Dougherty’s Pharmacy Forest Park Dallas, LLC; and Dougherty’s Pharmacy Springtown, LLC

5924 Royal Ln Ste 250

Dallas, TX 75230

	Lender:	FIRST NATIONAL BANK OF OMAHA Branch #042 4500 Preston Road Frisco, TX 75034

Date of Loan Extension Agreement: July 1, 2017

In Reference to Loan No. 4571681

DESCRIPTION OF EXISTING INDEBTEDNESS. This Loan Extension Agreement is an amendment and/or modification of the terms and conditions of indebtedness of Borrower(s) as set forth in a promissory note, loan agreement, and/or other credit agreement evidencing obligations of the Borrower(s) dated July 1, 2016 and referenced by the Loan Number set forth above (individual and/or collectively referred to herein as the “Prior Agreement”).

AGREEMENT TO EXTEND LOAN PAYMENTS. Effective as of the final payment date, maturity date, termination date, or other ending date of the Prior agreement, this Loan Extension Agreement generally modifies the terms applicable to the Prior Agreement by extending the final payment date, maturity date, termination date or other ending date to the following date: September 1, 2017 (hereinafter the “Final Payment Date”). During the period that this Loan Extension Agreement remains in effect, the current payment schedule set forth in the Prior Agreement shall continue with monthly, quarterly, or other payments of principal and/or interest due in accordance with any previously established schedule (i.e., monthly payments due on the 1st day of each month shall continue to be due on the 1st day of each month during the term of this Loan Extension Agreement). All principal, interest and other fees or charges due under the Prior Agreement and this Loan Extension Agreement shall be due and payable on the Final Payment Date. Any sums due and owing hereunder shall take into account any principal and/or interest payments made by Borrower(s) prior to the execution of this Loan Extension Agreement in accordance with regularly established billing cycles.

CONTINUING VALIDITY. Except as expressly changed by this Loan Extension Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Loan Extension Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Loan Extension Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Loan Extension Agreement. If any person who signed the original obligation does not sign this Loan Extension Agreement below, then all persons signing below acknowledge that this Loan Extension Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Loan Extension Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

SUCCESSORS AND ASSIGNS. Subject to any limitations stated in this Loan Extension Agreement on transfer of Borrower(s)'s interest, this Loan Extension Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. If ownership of the Collateral becomes vested in a person other than Borrower(s), Lender, without notice to Borrower(s), may deal with Borrower(s)'s successors with reference to this Loan Extension Agreement and the Indebtedness by way of forbearance or extension without releasing Borrower(s) from the obligations of this Loan Extension Agreement or liability under the Indebtedness.

MISCELLANEOUS PROVISIONS. If any part of this Loan Extension Agreement cannot be enforced, this fact will not affect the rest of the Loan Extension Agreement. Lender may delay or forgo enforcing any of its rights or remedies under this Loan Extension Agreement without losing them. Borrower(s) and any other person who signs, guarantees or endorses this Loan Extension Agreement, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Loan Extension Agreement, and unless otherwise expressly stated in writing, no party who signs this Loan Extension Agreement, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Loan Extension Agreement are joint and several.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

BORROWER:

Dougherty’s Holdings, Inc.

/s/ Mark Heil

Mark Heil, President of Dougherty’s Holdings, Inc.

Date Signed: 7/7/17

1

Dougherty’s Pharmacy El Paso, LLC

/s/ Mark Heil

Mark Heil, Manager of Dougherty’s Pharmacy El Paso, LLC

Date Signed: 7/7/17

Dougherty’s Pharmacy McAlester, LLC

/s/ Mark Heil

Mark Heil, Manager of Dougherty’s Pharmacy McAlester, LLC

Date Signed: 7/717

Dougherty’s Pharmacy Forest Park Dallas, LLC

/s/ Mark Heil

Mark Heil, Manager of Dougherty’s Pharmacy Forest Park Dallas, LLC

Date Signed: 7/7/17

DOUGHERTY’S PHARMACY, INC.

/s/ Mark Heil

Mark Heil, Chief Financial Officer of DOUGHERTY’S PHARMACY, INC.

Date Signed: 7/7/17

Dougherty’s Pharmacy Springtown, LLC

/s/ Mark Heil

Mark Heil, Manager of Dougherty’s Pharmacy Springtown, LLC

Date Signed: 7/7/17

LENDER:

FIRST NATIONAL BANK OF OMAHA

/s/ Clifton B. Wishenhunt

Clifton B. Whisenhunt, Texas Market President

Date Signed: 7/11/17

2